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Exhibit 99.3

THE APPROVED SECTION OF THE INHALE THERAPEUTIC SYSTEMS, INC.
2000 NON-OFFICER EQUITY INCENTIVE PLAN
STOCK OPTION GRANT NOTICE(2)

    Inhale Therapeutic Systems, Inc. (the "Company"), pursuant to the Approved Section of its 2000 Non-Officer Equity Incentive Plan (the "Plan"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

(2)
In the event of any conflict, the rules of the Plan and Schedule 9 or the Income and Corporation Taxes Act 1988 shall take precedence over the terms of this document. Any references to taxation consequences are for guidance only.

Optionholder:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price Per Share:

Expiration Date:

Type of Grant:	Nonstatutory Stock Option (Approved)
Exercise Schedule:	/ / Same as Vesting Schedule
Vesting Schedule:	of the shares vest one year after the Vesting Commencement Date. of the shares vest monthly thereafter over the next ___ years.

    The Option is exercisable in accordance with the terms of the Plan rules. If there is to be no charge to income tax on the exercise of the Option then, in addition to complying with the rules of the Plan, the exercises must be:

  •
  made at a time when the Plan retains Inland Revenue approval;

  •
  not earlier than 3 nor later than 10 years after the Option was granted; and

  •
  not earlier than 3 years following the latest previous exercise by the Optionholder of an Option (obtained under this or any other option scheme (except a savings related share option plan) approved by the Inland Revenue) which enjoyed relief from income tax.

    Additional Terms/Acknowledgements:  The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only:

OTHER AGREEMENTS:

INHALE THERAPEUTIC SYSTEMS, INC.	OPTIONHOLDER:
Signed as a Deed by:

Signature		Signature
Title:	Date:

Date:

    ATTACHMENTS:  Stock Option Agreement, 2000 Non-Officer Equity Incentive Plan and Notice of Exercise

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THE APPROVED SECTION OF THE INHALE THERAPEUTIC SYSTEMS, INC. 2000 NON-OFFICER EQUITY INCENTIVE PLAN STOCK OPTION GRANT NOTICE(2)